                                                                      Exhibit 21

                         LYNCH CORPORATION SUBSIDIARIES

Subsidiary Name                           State of Organization   Owned by Lynch
---------------                           ---------------------   --------------
Lynch Systems, Inc.                       South Dakota                100.0%
M-tron Industries, Inc.                   Delaware                    100.0%
   M-tron Industries, Limited             Hong Kong                   100.0%
   Piezo Technology, Inc.                 Florida                     100.0%
     Piezo Technology India Private Ltd.  India                        99.9%